Exhibit 8.1

599 Lexington Avenue
New York, NY 10022-6069

+1.212.848.4000

[●], 2022

XPAC Acquisition Corp.
55 West 46th Street, 30th Floor
New York, NY 10036

Ladies and Gentlemen:

We are acting as U.S. tax counsel to XPAC Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands with its registered office at 55 West 46th Street, 30th Floor, New York, NY 10036 (“XPAC”), in connection with the registration statement on Form F-4 (including the proxy statement/prospectus included therein) to be filed with the with the Securities and Exchange Commission (the “Commission”) by SUPERBAC PubCo Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands with its registered office at Rua Santa Mônica, 102, Parque Industrial San José, Cotia, SP, 06715-865, Brazil (“PubCo”), as amended (the “Registration Statement”), relating to the Business Combination Agreement, dated April 25, 2022 (the “Business Combination Agreement”), by and among XPAC, PubCo, BAC1 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“BAC1”), BAC2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“BAC2”), and SuperBac Biotechnology Solutions S.A., a corporation incorporated under the laws of the Brazil (“SuperBac”). Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the “Prospectus”) included in the Registration Statement.

In providing our opinion, we have examined the Business Combination Agreement, the various documents which have been filed as exhibits to the Business Combination Agreement, and the Registration Statement, the officer’s certificate of XPAC delivered to us for purposes of this opinion (the “Officer’s Certificate”) and such other documents as we have deemed necessary or appropriate for purposes of this opinion. Furthermore, we have assumed, with the consent of XPAC and without independent verification, the authenticity of original documents, the accuracy of copies and the genuineness of signatures, and that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization.

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

We have further assumed that (i) the Transaction Documents represent the entire agreement between the parties with respect to the subject matter thereof, (ii) the statements, representations and assumptions set forth in the Business Combination Agreement, the Registration Statement, the Prospectus and the Officer’s Certificate are, and at all relevant times will be, true, correct, and complete in all respects, without regard to any qualification as to knowledge, belief, or otherwise, (iii) the parties to each Transaction Document have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (iv) the Transactions will be consummated solely as described in the Transaction Documents, and (v) the parties have not waived or modified, and will not waive or modify, any of the terms or conditions in the Transaction Documents. If any of the assumptions described above is untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Transaction Documents, this opinion may be adversely affected.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other authorities that we have considered relevant, all as of the date hereof, it is our opinion that the Initial Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, in which each of XPAC and PubCo will be a “party” to the reorganization within the meaning of Section 368(b) of the Code.

Except as expressly set forth above, we express no other opinion. Our opinion is based on current U.S. federal income tax law and administrative practice, which is subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed in this opinion. We do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that this opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be relied upon for any other purpose without our written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated in it.

Very truly yours,

Shearman & Sterling LLP